Exhibit 10.2
                                                        ------------



                     SECURED PROMISSORY NOTE
                     -----------------------


$1,000,000.00                                  Newburgh, New York
                                                     May 30, 1997


     FOR VALUE RECEIVED, the undersigned, MODERN LEARNING PRESS, INC., a Delaware corporation with its principal office at 910 Church Street, Honesdale, Pennsylvania 18431 ("Maker") promises to pay to the order of PHEASANT'S EYE PRODUCTIONS, INC. (f/k/a PROGRAMS FOR EDUCATION, INC.) at 186 Cafferty Road, Pipersville, PA 18947 ("Holder") the principal amount of ONE MILLION AND 00/100 ($1,000,000.00) DOLLARS with interest at the Interest Rate (as hereinafter defined) payable quarterly on the unpaid principal balance of such amount from the date of this Note until the Maturity Date. This Note evidences a debt (the "Debt") owed to Holder by Maker, in the principal amount hereof, pursuant to the terms of that certain Asset Purchase Agreement between Maker, Holder and Touchstone Applied Science Associates, Inc. ("TASA") dated as of the date hereof (the "Asset Purchase Agreement"). All terms used herein and not otherwise defined herein are used as defined in the Asset Purchase Agreement.

                           ARTICLE I.

                           Definitions
                           -----------

     (a) "Interest Rate" shall mean the rate of interest to be paid by Maker on any outstanding principal due under this Note and shall be determined in accordance with Article II hereof.

     (b) "Maturity Date" shall mean the earlier of the fifth (5th) year anniversary of the date hereof, and the date the full principal balance of the Note plus interest thereon becomes due and payable as a result of acceleration or otherwise.

     (c) "Obligor" shall mean Maker and all other persons liable, whether solely, jointly or severally, absolutely or contingently on this Note, including all endorsers, sureties and guarantors.

     (d) "Other Documents" shall mean any document evidencing or securing the Debt, or any other document executed and delivered in connection with the Debt, including but not limited to the Asset
Purchase Agreement the Stock Pledge Agreement, the Royalty
Agreement, the Security Agreement or the Guaranty.

     (f) "Prime Rate" shall mean the prime rate of The Bank of New York published in one week prior to any quarterly adjustment required under this Note.


                            ARTICLE II

    Computation of Interest and Determination of Interest Rate
    ----------------------------------------------------------

     (a)  Computation of Interest.  Interest on the outstanding
          -----------------------
principal balance of this Note shall be computed on the basis of a 360 day year for the actual number of days elapsed. Interest shall accrue until the date of receipt of payment by Holder. Interest shall be paid quarterly in arrears.

     (b)  Determination of Interest Rate.  The Interest Rate shall
          ------------------------------
equal the Prime Rate plus one percent per annum, but in no event less than nine (9%) percent per annum. The Interest Rate and resultant payment will be adjusted quarterly at the beginning of each quarter.

     (c)  Compliance with Usury Laws.  It is the intention of the
          --------------------------
Maker and Holder to conform strictly to the usury laws from time to time in force and all agreements between Maker and Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever whether by acceleration or maturity or otherwise, shall the amount paid or agreed to be paid to Holder, or collected by Holder, for the use, forbearance or detention of money to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any Other Document, exceed the maximum amount permissible under applicable usury laws. If under any circumstances whatsoever fulfillment of any provision hereof or of any Other Document, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Holder shall ever receive an amount deemed interest, by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount or other sums owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and other indebtedness, the excess shall be deemed to have been a payment by mistake and shall be refunded to Maker or to any other person making such payment on Maker's behalf. All sums paid or agreed to be paid to the Holder for the use, forbearance or detention of the indebtedness of Maker evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread from date of disbursement of the proceeds hereof until payment in full of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Holder and Maker and any endorser or guarantor of the Note.


                           ARTICLE III

                Payment of Principal and Interest
                ---------------------------------

     (a)  Periodic Payments.  Payments shall be made to the order
          -----------------
of "Pheasant's Eye Productions, Inc." at 186 Cafferty Road, Pipersville, PA 18947, or at such other place as Holder may from time to time designate in writing. Payments of principal and interest, subject to the provisions for prepayment described below, shall be payable quarterly, commencing on August 31, 1997 and continuing on the last day of each succeeding quarter thereafter to and including May 31, 2002 in equal quarterly installments. On the Maturity Date the balance of principal outstanding plus accrued interest and any Late Payment Charges as hereinafter defined, if any, shall be due and payable.


                            ARTICLE IV

                             Security
                             --------

     (a)  Security.  The Maker hereunder has delivered as security
          --------
for this instrument

          (i) a first lien security interest in all titles sold pursuant to the Asset Purchase Agreement and as listed on Schedule A to the Security Agreement thereto, which liens shall be perfected by the filing of appropriate instruments, including Financing Statements with the appropriate Secretary of State's office(s) and/or county register of deeds/clerk's offices as necessary;

          (ii) a Stock Pledge Agreement pursuant to which TASA, as sole shareholder of Maker, shall pledge to Holder one hundred percent (100%) of the issued and outstanding principal stock of Maker;

          (iii) the corporate guaranty by TASA, guaranteeing all obligations of Maker to Holder; and substitutions to the above and proceeds of the foregoing.


                            ARTICLE V

                        General Conditions
                        ------------------

     (a)  Application of Payments Received.  Except as otherwise
          --------------------------------
provided in this Note, all payments received by Holder on this Note shall be applied by Holder as follows:

     First, to any unpaid Late Payment Charges; and

     Second, to accrued and unpaid interest then due and owing; and

     Third, to the reduction of principal of this Note.

     (b)  Late Payment Charges.  If Maker fails to pay any amount
          --------------------
of principal and/or interest on the Note for fifteen (15) days after such payment becomes due, whether by acceleration or otherwise, Holder may, at its option, impose a late payment charge (the "Late Payment Charge") of five percent (5%) of the payment due. Until any and all Late Payment Charges are paid in full, the amount thereof shall be added to the indebtedness herein. The Late Payment Charge is not a penalty and is deemed to be liquidated damages for the purposes of compensating Holder for computing the actual amount of damages incurred by Holder as a result of the late payment by Maker.

     (c)  Prepayment.  The Debt may be prepaid at any time and from
          ----------
time to time, without penalty.

     (d)  Events of Default.  Each of the following shall constitute
          -----------------
an Event of Default under this Note:

          (i) Maker shall fail to pay when due any amount of principal, interest or fees payable by Maker under this Note; or

          (ii) Any Obligor shall fail to perform or observe any other term, condition, obligation or other covenant on its part to be performed or observed under this Note or any Other Document for thirty (30) days after Holder has given written notice to Maker; or

          (iii) Any Obligor shall (A) commence any voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or (B) consent to the entry of any order for relief in an involuntary case under any such law or to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian (or other similar official) of their respective property or of any substantial part thereof, or (C) make any general assignment for the benefits of creditors; or

          (iv) If any involuntary case or other proceeding shall, at any time be commenced against any Obligor seeking liquidation, reorganization or other relief under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of or the taking possession by a receiver, liquidator, assignee (or other similar official) of its respective property, or at any time, any Obligor shall suffer or permit, while insolvent any creditor or obtain any lien upon any of its property through legal proceedings or distraint, in such case, proceedings or writ is not withdrawn, dismissed, vacated or fully bonded within sixty (60) days;

          (v) An "Event of Default", as said term is defined in any other document executed and delivered in connection herewith, shall have occurred and continue unremedied beyond the expiration of any applicable cure;

          (vi) Any representation made to Holder by any Obligor in connection with this Note or the Other Documents was materially false or incorrect when made;

          (vii) The dissolution of any Obligor, or merger, consolidation or reorganization of Maker, without the prior written consent of Holder, which consent shall not be unreasonably withheld; then, and in any such event, Holder may, at its option, declare the entire unpaid balance of this Note together with interest accrued thereon and any other sums due hereunder, to be immediately due and payable and Holder may proceed to exercise any rights or remedies that it may have under this Note and the Other Documents and any other legal or equitable remedy available to Holder.

     (e)  Costs and Expenses on Default.  After default, in
          -----------------------------
addition to principal, interest and any Late Payment Charge, Holder shall be entitled to costs of collection, including, but not limited to, reasonable attorneys' fees.

     (f)  No Waiver.  No failure on the part of Holder or other
          ---------
holder hereof to exercise any right or remedy hereunder, whether before or after the happening of a default, shall constitute a waiver thereof and no waiver of any past default shall constitute waiver of any future default or any defaults. This Note may not be changed orally but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

     (g)  Waiver by Maker.  Maker hereby waives presentment,
          ---------------
protest, demand, notice of dishonor and of nonpayment, against the enforcement and collection of the obligations evidenced by this Note.

     (h)  Governing Law.  This Note shall be governed and construed
          -------------
under the laws of the State of New Jersey.

     (i)  Notices.  Any notices required or permitted to be given
          -------
hereunder shall be given by registered or certified mail, postage prepaid, return receipt requested to the addresses set forth below or by facsimile to:

          If to Maker:             Modern Learning Press, Inc.
                                   910 Church Street
                                   Honesdale, PA  18431
                                   Att:  Walter Barbe, President
                                   Fax: (717) 253-9536

          with a copy to:          Rider, Weiner, Frankel &
                                     Calhelha, P.C.
                                   655 Little Britain Road
                                   Newburgh, NY  12550
                                   Att:  David L. Rider, Esq.
                                   Fax: (914) 562-9126

          If to Holder:            Pheasant's Eye Productions, Inc.
                                   186 Cafferty Road
                                   Pipersville, PA 18947
                                   Att:  Bernard B. Shapiro, President
                                   Fax:  (215) 297-8795

          with a copy to:          Pluese, Lihotz, Incollingo & Leone
                                   21 East Euclid Avenue
                                   Haddonfield, NJ  08033
                                   Att:  Helene Leone, Esq.
                                   Fax: (609) 354-0491

or such other addresses or facsimile numbers as the parties may designate in writing to the other party. All notices shall be deemed given three (3) business days after deposit in the U.S. mails, or in the case of facsimile notice, when sent with evidence of successful transmission.

     IN WITNESS WHEREOF, the undersigned, by its duly appointed and acting officer, has executed this instrument as of the date first above written.


                         MODERN LEARNING PRESS, INC.


                         By:/s/ WALTER BARBE
                            ------------------------
                             Walter Barbe, President